Exhibit 99.1

Newtek Business Services Reports Third Quarter 2008 Financial Results

Third Quarter 2008 Pre-Tax Loss Meets Previously Stated Expectation

New York, N.Y. – November 12, 2008 - Newtek Business Services, Inc. (NASDAQ: NEWT) (www.newtekbusinessservices.com), a provider of business services and financial products to the small- and medium-sized business market, reports today its financial results for the three and nine months ended September 30, 2008.

Third Quarter 2008 and Related Highlights

•	Total revenue for the electronic payment processing segment in the third quarter of 2008 increased by 14% over the third quarter of 2007.

•	Total revenue for the web hosting segment in the third quarter of 2008 increased by 10% over the third quarter of 2007.

•	Total revenue for the small business finance segment in the third quarter of 2008 decreased 40% over the third quarter of 2007 due to disorder in the credit markets.

•	Third quarter 2008 revenue for the three core operating segments (electronic payment processing, web hosting and small business finance) increased by 6% over the third quarter of 2007.

•	Third quarter 2008 pre-tax loss totaled ($2.7) million, which met previously stated guidance.

•	Depreciation and amortization totaled $1.8 million for the third quarter of 2008.

•	The Company continued cost-cutting measures in the third quarter of 2008, which are expected to result in a minimum of $2.0 million of cash savings in 2009.

•	Cash and cash equivalents, and restricted cash totaled $27.5 million, or $0.76 per share, as of September 30, 2008.

Barry Sloane, chairman and chief executive officer of Newtek Business Services, Inc. said, “We are satisfied with our results for the third quarter of 2008, which were in line with previously stated consolidated guidance. Additionally, it is important to note, that $1.8 million of our pre-tax loss included depreciation and amortization.”

Mr. Sloane continued, “Given the fierce economic headwinds that oppose us we are happy with the results that our Electronic Payment Processing division and Web Hosting division are delivering. We appear to be out- performing industry competitors and that is a result of our bundled offering strategy to acquire clients and process their business more efficiently. We have also continued to cut costs which we believe will allow us to achieve positive operating cash flow in 2009, if we exclude our lending division.

“Our lending business continues to experience stress which unfortunately is quite common across the U.S. and world markets today. Due to the market dislocation experienced about the time of the Lehman bankruptcy, the Prime - LIBOR spread significantly contracted and caused a severe decrease in the pricing and bidding by Wall Street dealers who purchase the government guaranteed loan participation certificates which drive our earnings from quarter to quarter. We therefore experienced no premium income on the sale of guaranteed portions of loans despite having a positive momentum from operations. Premium income from the sale of government loan participations typically contribute about 25% of the Small Business Finance segment revenue in a given quarter or year. Recently, the Company suspended new 7(a) loan commitments until the secondary market clears. The Company is still providing financing to small and medium- sized businesses despite the credit crunch. We are still making loans in A/R Finance, 504 loans, USDA loans, arranging funding for merchant cash advance, and we will shortly launch a new business credit card program. Our existing loan portfolio has performed adequately and we believe our loan loss reserves are appropriate at this time.

“We still view lending, despite recent unfavorable results, as an important component of our business suite offering. We are pleased that the SBA has introduced a new LIBOR- based program that should reflect better pricing in the secondary market as it will have an improved spread and be attractive to LIBOR- based funders instead of Prime rate- based funders. We have also been regularly bidding on secondary portfolios and hope to announce some acquisitions in the future to build our servicing portfolio and grow our income base.”

Mr. Sloane concluded, “We are determined to grow our business opportunity despite the tough climate through opportunistic acquisitions, reducing our costs, improving our cash flow and continuing to differentiate our product offerings in the market place.”

Financial Results

For the three months ended September 30, 2008, the Company reported a loss before benefit for income taxes and discontinued operations of ($2.7) million, compared to ($4.6) million for the three months ended September 30, 2007. For the nine months ended September 30, 2008, the Company reported a loss before benefit for income taxes and discontinued operations of ($9.1) million, compared to ($11.5) million for the same period one year ago.

For the three months ended September 30, 2008, the Company reported a net loss of ($2.7) million, or ($0.08) per share, compared to ($4.0) million, or ($0.11) per share, for the three months ended September 30, 2007. For the nine months ended September 30, 2008, the Company reported a net loss of ($7.4) million, or ($0.21) per share, compared to ($9.3) million, or ($0.26) per share, for the same period one year ago.

The results for the three- and nine-month periods reflect the adoption of SFAS No. 159, which reduced the Capco related non-cash loss (income from tax credits less Capco note interest expense and amortization of prepaid insurance without giving effect to taxes) by approximately $2.0 million and $6.6 million, respectively compared to results using previous cost basis accounting.

For the third quarter of 2008, total revenue increased by 5.1 percent, to $24.2 million compared to $23.1 million one year ago. Total revenue from the three core business services segments (electronic payment processing, web hosting and small business finance) increased to $22.2 million, or 6.2 percent, in the third quarter of 2008 compared with $20.9 million for the comparable period in 2007. These three segments represented 91.7 percent of total revenue in the third quarter of 2008, an increase from 90.6 percent of total revenue in the third quarter of 2007.

Updated Outlook for Full Year 2008

Reflecting actual performance to date and expectations for the fourth quarter, the Company has revised its guidance for the fourth quarter of 2008 and expects 2008 consolidated annual revenues to be between $99.3 million and $100.1 million. For the full year 2008, the Company expects a loss before benefit for income taxes of between ($12.1) million and ($11.3) million. Quarterly and annual guidance by segment for revenue, loss before benefit for income taxes, and EBITDA will be provided in the third quarter conference call presentation which will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at www.newtekbusinessservices.com at the start of the third quarter conference call today Wednesday, November 12, 2008 at 4:15 p.m. ET.

Cautionary Statement

2008 Guidance information contained in this press release is based on management’s current expectations. These statements are forward looking and actual results may differ materially. See “Note Regarding Forward Looking Statements” below.

Third Quarter 2008 Conference Call and Webcast

A conference call to discuss these results will be hosted by Barry Sloane, chairman and chief executive officer, and Seth Cohen, chief financial officer, today Wednesday, November 12, 2008 at 4:15 p.m. ET. The live conference call can be accessed by dialing (877) 723-9520 (domestic) or (719) 325-4832 (international).

A live audio webcast of the call and the corresponding presentation will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at www.newtekbusinessservices.com. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation. The telephone replay can be accessed by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international), and using the replay passcode 8204267. Both web-based and telephonic replays will be available for 90 days following the live presentation.

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the Newtek™ brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses, and to compete effectively in today’s marketplace. Newtek provides one or more of its services to over 91,000 customers, and has positioned the Newtek™ brand as a one-stop-shop provider of business services to the small- and medium-sized business market. According to the U.S. Small Business Administration, there are over 26.8 million small businesses in the United States, which in total represent 99.7 percent of all employer firms.

Newtek’s business service lines include:

•

Electronic Payment Processing: Electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

•	Web Hosting: Full-service web host which offers shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

•	Business Lending: Broad array of lending products including SBA 7(a), conventional commercial real estate and SBA 504 loans, business lines of credit, and business credit cards.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

•	Web Services: Customized web design and development services.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Accounts Receivable Financing: Receivable purchasing and financing services.

•	Payroll: Complete payroll management and processing services.

Note Regarding Forward Looking Statements

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation

Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management’s current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

For more information, please visit www.newtekbusinessservices.com.

Contact:

Newtek Business Services, Inc.

Barry Sloane

Chairman and CEO

212-356-9500

bsloane@newtekbusinessservices.com

NEWTEK BUSINESS SERVICES, INC., AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(In Thousands, except for Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating revenues	$24,243	$23,067	$72,393	$68,287

Operating expenses:
Electronic payment processing costs	13,075	11,344	38,224	31,742
Salaries and benefits	5,052	5,775	17,616	16,512
Interest	2,333	3,636	6,816	11,296
Depreciation and amortization	1,772	1,688	5,348	4,896
Other operating costs	4,737	5,347	13,840	15,628

Total operating expenses	26,969	27,790	81,844	80,074

Operating loss from continuing operations before fair market value adjustment, minority interest, (provision) benefit for income taxes, and discontinued operations	(2,726)	(4,723)	(9,451)	(11,787)

Net change in fair market value of credits in lieu of cash and notes payable in credits in lieu of cash	(74)	—	(13)	—
Minority interest	109	91	335	271

Loss from continuing operations before (provision) benefit for income taxes and discontinued operations	(2,691)	(4,632)	(9,129)	(11,516)

(Provision) benefit for income taxes	(56)	669	1,706	2,758

Loss from continuing operations	(2,747)	(3,963)	(7,423)	(8,758)

Discontinued operations, net of taxes	—	(4)	—	(495)

Net loss	$(2,747)	$(3,967)	$(7,423)	$(9,253)

Weighted average common shares outstanding:
Basic and diluted	35,628	35,950	35,771	35,824
Loss per share from continuing operations:

Basic and diluted	$(0.08)	$(0.11)	$(0.21)	$(0.25)
Loss per share from discontinued operations, net of taxes:
Basic and diluted	—	—	—	(0.01)

Basic and diluted loss per share	$(0.08)	$(0.11)	$(0.21)	$(0.26)

NEWTEK BUSINESS SERVICES, INC., AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2008 AND DECEMBER 31, 2007

(In Thousands, except for Per Share Data)

	September 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$17,825	$25,372
Restricted cash	9,704	12,948
Credits in lieu of cash	61,148	92,781
SBA loans held for investment (net of reserve for loan losses of $2,779 and $2,196, respectively)	26,980	27,895
Accounts receivable (net of allowance of $596 and $321, respectively)	4,290	3,957
SBA loans held for sale	6,116	360
Prepaid and structured insurance	—	14,738
Prepaid expenses and other assets (net of accumulated amortization of deferred financing costs of $2,011 and $1,593, respectively)	10,152	9,789
Servicing asset (net of accumulated amortization and allowances of $3,792 and $3,160, respectively)	2,228	2,718
Fixed assets (net of accumulated depreciation and amortization of $8,792 and $6,616, respectively)	5,172	5,433
Intangible assets (net of accumulated amortization of $11,073 and $8,775, respectively)	7,226	8,829
Goodwill	13,069	12,996

Total assets	$163,910	$217,816

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$8,544	$10,259
Notes payable	26,685	26,765
Deferred revenue	2,314	2,032
Notes payable in credits in lieu of cash	61,148	79,085
Deferred tax liability	5,766	17,880

Total liabilities	104,457	136,021

Minority interest	4,484	4,970

Commitments and contingencies
Shareholders’ equity:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—

Common stock (par value $0.02 per share; authorized 54,000 shares, issued and outstanding 36,185 and 36,081, respectively, not including 403 and 583 shares held in escrow, respectively, and 473 held by an affiliate)	724	722
Additional paid-in capital	56,398	56,161
(Deficit) retained earnings	(1,504)	20,245
Treasury stock, at cost (633 and 217 shares, respectively)	(649)	(303)

Total shareholders’ equity	54,969	76,825

Total liabilities and shareholders’ equity	$163,910	$217,816